EXHIBIT 99.1


           ADTRAN, Inc. Reports First Quarter 2007 Results and Declares Quarterly Cash Dividend


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 16, 2007--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the first quarter of 2007. Sales were $110,312,000 for the quarter compared to $108,648,000 for the first quarter of 2006. Net income was $16,928,000 for the quarter compared to $16,255,000 for the first quarter of 2006. Earnings per share, assuming dilution, were $0.24 for the quarter compared to $0.21 for the first quarter of 2006. The Company also reported that the first quarter results included a benefit of $893,000 in "Provision for income taxes," primarily relating to closure of tax audits from prior years. The results also included a pre-tax life insurance benefit of $1,000,000 in "Other income" for an event that occurred in the first quarter of 2007. These two items increased earnings per share, assuming dilution, by approximately $0.02 in the first quarter.

    ADTRAN Chief Executive Officer Tom Stanton stated, "First quarter revenues were better than anticipated due to strength in HDSL demand, improving broadband access trends, and ongoing momentum in internetworking products. We believe our company is well positioned for continuing growth as a result of introductions and new business wins with Broadband and Optical Access products, and current activities related to our new product launches."

    The Company also announced that its Board of Directors declared a cash dividend for the first quarter of 2007. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on May 3, 2007. The ex-dividend date is May 1, 2007 and the payment date is May 17, 2007.

    The Company also confirmed that its first quarter conference call will be held Tuesday, April 17, 2007 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

    An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

    ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,600 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

    For more information, contact the company at 800 9ADTRAN (800
923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

    This press release contains forward-looking statements which reflect management's best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.



                   Condensed Balance Sheet
                       March 31, 2007
                          Unaudited
                       (In thousands)
                                                 March 31,
                                                   2007
                                               --------------
     Assets

     Cash & cash equivalents                         $24,168
     Short-term investments                          131,005
     Accounts receivable (net)                        56,247
     Other receivables                                 3,803
     Inventory (net)                                  48,898
     Prepaid expenses and other current assets        10,189
                                               --------------

     Total current assets                            274,310

     Equipment (net)                                  17,857
     Land                                              4,263
     Bldg. & land improvements (net)                  57,435
     Other assets                                        526
     Long-term investments                           182,467
                                               --------------

     Total long-term assets                          262,548

                                               --------------
     Total assets                                   $536,858
                                               ==============


     Liabilities and stockholders' equity

     Accounts payable                                $20,158
     Accrued wages and benefits                        7,002
     Accrued liabilities                              13,566
                                               --------------

     Total current liabilities                        40,726

     Deferred tax liabilities                              1
     Other non-current liabilities                     6,363
     Long term-debt                                   48,812
                                               --------------

     Total long-term liabilities                      55,176

     Total liabilities                                95,902

     Stockholders' equity                            440,956
                                               --------------

                                               --------------
     Total liabilities and stockholders'
      equity                                        $536,858
                                               ==============




                    Condensed Statements of Income
      For the three month periods ended March 31, 2007 and 2006
                (In thousands, except per share data)
                              Unaudited
                                 Three Months Ended Three Months Ended
                                   March 31, 2007     March 31, 2006
                                 ------------------ ------------------

Sales                                     $110,312           $108,648

Cost of Sales                               44,522             44,140
                                 ------------------ ------------------

Gross Profit                                65,790             64,508

Selling, general and
 administrative expenses                    26,476             24,687
Research and development
 expenses                                   18,358             17,766
                                 ------------------ ------------------

Income from operations                      20,956             22,055

Interest expense                              (619)              (634)
Other income, net                            4,289              4,037
                                 ------------------ ------------------

Income before provision for
 income taxes                               24,626             25,458

Provision for income taxes                  (7,698)            (9,203)

                                 ------------------ ------------------
Net income                                 $16,928            $16,255
                                 ================== ==================


Weighted average shares
       Basic                                69,358             76,655
       Diluted (1)                          70,889             78,909

Earnings per common share
       Basic                                 $0.24              $0.21
       Diluted (1)                           $0.24              $0.21


(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.



    CONTACT: ADTRAN, Inc.
             Jim Matthews, 256-963-8775
             Senior Vice President/CFO
             or
             Investor Services/Assistance:
             Gayle Ellis, 256-963-8220